Exhibit 15-B

Chrysler Financial Corporation
27777 Franklin Road
Southfield, Michigan






We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Chrysler Financial Corporation (a subsidiary of Chrysler Corporation) and consolidated subsidiaries for the periods ended September 30, 1996 and 1995, as indicated in our report dated October 9, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the nine months ended September 30, 1996, is incorporated by reference in Registration Statement Nos. 33-55787, 33-55789, and 33-64179 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche

October 15, 1996